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                                                             EXHIBIT 3.5

                          CERTIFICATE OF INCORPORATION
                                      OF
                            HORIZONS TECHNOLOGY, INC.

     FIRST: The name of the corporation (hereinafter called the "Corporation") is Horizons Technology, Inc.

     SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     THIRD: The Corporation's purpose is to engage in, promote and carry on any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 11,000,000, consisting of 10,000,000 shares of common stock having a par value of one cent per share ("Common Stock") and of 1,000,000 shares of preferred stock having a par value of one cent per share ("Preferred Stock").

     PREFERRED STOCK

          The designations, powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock are as follows:

          The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Corporation's board of directors (the "Board of Directors") may determine pursuant to a resolution or resolutions providing for such issuance duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors) and such resolution or resolutions shall also set forth, with respect to each such series of Preferred Stock the following:

               (1) The distinctive designation, stated value and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

               (2) The rate of dividend, if any, on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series;

               (3) Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions

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                    and at different redemption dates, or the property or
                    rights, including securities of any other corporation, payable in case of redemption;

               (4) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

               (5) The rights to which the holders of the shares of that series shall be entitled in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

               (6) Whether the shares of that series shall be convertible into or exchangeable for shares of capital stock of any class or any other series of Preferred Stock and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, the date or dates upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, the event or events upon or after which they shall be convertible or exchangeable and at whose option they shall be convertible or exchangeable, and the method of adjusting the rates of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

               (7) Whether the shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

               (8) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

               (9) Any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

COMMON STOCK

          The shares of Common Stock shall be alike and equal in all respects and shall have one vote per share on all matters submitted for a vote of stockholders. After the requirements with respect to preferential dividends, if any, on the Preferred Stock shall have been met, and after the Corporation shall have complied with all requirements, if any, with respect to setting aside sums in a sinking fund for the purchase or redemption of shares of any series of Preferred Stock, then, and not otherwise, dividends payable in cash or in any other medium may be declared and paid on the shares of Common Stock. After distribution in full of the preferential amount, if any, to be distributed to the holders of Preferred


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     Stock in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

       FIFTH: The powers of the incorporator are to terminate upon the filing Of this Certificate of Incorporation. The name and address of the incorporator are Jeffrey E. Jordan, 1050 Connecticut Avenue, N. W., Washington D.C. 20036-5339.

       SIXTH: Upon the termination of the powers of the incorporator in accordance with Article FIFTH of this Certificate of Incorporation, the following persons shall serve as the Corporation's directors until the first annual meeting of stockholders or until their successors are duly elected and shall qualify:

                 James T. Palmer
                 7830 Clairemont Mesa Blvd.
                 Suite A
                 San Diego, California    92111

                 J. Patrick Boyce
                 7830 Clairemont Mesa Blvd.
                 Suite A
                 San Diego, California    92111

                 Sandra A. Gualtieri
                 104 Ole Hickory Trail, N.
                 Carrollton, Georgia    30117

       SEVENTH: The provisions for the regulation of the Corporation's internal affairs are to be stated in the Corporation's by-laws as the same may be amended from time to time. Election of the Corporation's directors are not required to be made by written ballot unless the Corporation's by-laws otherwise provide.

       EIGHTH: In addition to the rights, powers, privileges and discretionary authority expressly conferred by statute upon the Corporation's board of directors, it is hereby authorized and empowered to adopt, amend or repeal the Corporation's by-laws.

       NINTH: A special meeting of the Corporation's stockholders may only be called by the Corporation's Chairman of the Board, President or Secretary and only upon the request of a majority of the Corporation's duly elected and acting directors.

       TENTH: Any action which may be taken at an annual or special meeting of the Corporation's stockholders may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of two-thirds of the Corporation's outstanding capital stock otherwise entitled to vote on such action.


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     ELEVENTH:  The Corporation shall indemnify each person who may be indemnified (the "Indemnitees") pursuant to Section 145 of the Delaware General Corporation Law (or any successor provision thereto) to the full extent permitted thereby. In each and every situation where the Corporation may do so under such section, the Corporation hereby obligates itself to so indemnify the Indemnitees, and in each case, if any, where the Corporation must make certain investigations on a case-by-case basis prior to indemnification, the Corporation shall pursue such investigations diligently, it being the specific intention of this Article ELEVENTH to obligate the Corporation to indemnify each person whom it may indemnify to the fullest extent permitted by law at any time and from time to time. To the extent not inconsistent with Article TWELFTH and not prohibited by Section 145 of the Delaware General Corporation Law (or any other provision thereof), the Indemnitees shall not be liable to the Corporation or its stockholders except for their own individual willful misconduct or actions taken in bad faith.

       TWELFTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law hereafter is amended to further eliminate or limit the liability of a director of a corporation, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article TWELFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

       THIRTEENTH: This Certificate of Incorporation may only be amended by the approval of holders of two-thirds of the Corporation's outstanding capital stock entitled to vote on, or consent to, such amendment.

       FOURTEENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be


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binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

       I, the undersigned, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 9 day of July, 1987.



                                /s/  JEFFREY E. JORDAN
                                -----------------------------------------
                                Jeffrey E. Jordan


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